EXHIBIT 99.1


             INTERNATIONAL NURSING SERVICES ANNOUNCES ACQUISITION OF
                                   THERAMERICA

For Immediate Release:     International Nursing Services, Inc. (Nasdaq:  NURS)

DENVER, Colo. (February 5, 1997) -- International Nursing Services, Inc. (Nasdaq:NURS) announced today that NURS has purchased, in an all cash transaction, substantially all of the operating assets and has assumed certain liabilities of two, wholly owned subsidiaries of Corestaff, operating under the TherAmerica name. Terms were not disclosed.

In December 1996, NURS announced a definitive agreement to acquire Eleventh Hour Staffing, Inc. Combined, the Eleventh Hour and TherAmerica acquisitions will increase NURS' annualized revenues from approximately $16,000,000 to approximately $34,000,000.

John P. Yeros, Chairman and CEO said "We believe TherAmerica is a great strategic and geographic fit with our current operations." Yeros added, "In addition, we believe the consolidation of these two businesses into our Denver operations will create additional cost-cutting and improved operating efficiencies. We are very excited about the addition of TherAmerica's therapy staffing services as a complement to the services NURS currently provides."

TherAmerica is a provider of clinical therapists for temporary placement with client organizations. TherAmerica employs physical therapists, physical therapy assistants, physical therapy aids, occupational therapists, certified occupational therapy assistants, speech and language pathologists, respiratory care practitioners and radiologic technologists. For the year ended December 31, 1996, TherAmerica recorded unaudited gross revenues of approximately $8,400,000 and operating income of approximately $525,000. The company is headquartered in Denver with branch locations in Southern California (Ontario) and Northern California (Emeryville).

In December 1996, NURS announced a definitive agreement to acquire Eleventh Hour Staffing, Inc., a national provider of temporary personnel and outsourcing services to businesses, professional and service organizations and government agencies through a network of eight (8) company-owned branch locations in California, Colorado, Kansas and Missouri. Eleventh Hour recorded audited gross revenues for the year ended June 30, 1996, of $8.9 million. The closing of the Eleventh Hour acquisition agreement is subject to shareholder approval of the American Consolidated Growth Company's shareholders and other customary conditions. Although the agreement sets forth the current intentions of the parties, no assurance can be given that the transaction can be closed.

International Nursing Services provides skilled nursing, rehabilitation and other medical personnel for flexible staffing in the home care market and in more than 750 hospitals, clinics, nursing homes and other healthcare and educational facilities.

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CONTACT:
International Nursing Services, Inc.
John P. Yeros, Chairman & CEO
(303) 393-1515